Exhibit 16.1

January 23, 2004

Securities and Exchange Commission
450 Fifth Street SW
Washington, DC 20549

Re:   Raglan Mines Limited
Commission File Number 333-59256

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form SB-2/A-2 dated January 23, 2004.

Our independent auditor's report on the financial statements of Raglan Mines Limited for the period ended June 30, 2001 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Raglan Mines Limited on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. As of the date of this letter, we are not independent with respect to Raglan Mines Limited, due to the non-payment of fees owing. Due to the lack of independence in our relationship with Raglan Mines Limited, we cannot be associated with this filing.

Sincerely,

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington